Exhibit 99.1

Spansion Reports First Quarter 2006 Results

Spansion Records 30% Year over Year Net Sales Increase

SUNNYVALE, CA – April 12, 2006 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced first quarter 2006 results. For the quarter ended March 26, 2006, the company reported net sales of $562 million, an increase of 30 percent over net sales of $433 million for the first quarter of 2005, reflecting gains in market share since the first quarter of 2005. The company estimates that 84 million handsets shipped during the first quarter of 2006 were powered by Spansion™ Flash memory compared with 54 million units in the first quarter of 2005.

The increased acceptance of MirrorBit™ technology contributed to the fourth consecutive quarter of improved gross margin, rising to 19 percent in the first quarter of 2006 compared with a zero percent gross margin in the same period of 2005. Sales of MirrorBit™ Flash memory increased to 35 percent of net sales for the first quarter of 2006 as compared to 14 percent of net sales in the year-ago period.

Net loss for the first quarter of 2006 was $52 million, or $0.40 per share, compared to a net loss of $109 million, or $1.50 per share in the first quarter of 2005. For comparison purposes, results for the first quarter of 2006 include pre-tax stock-based compensation charges totaling approximately $8 million resulting from the adoption of SFAS 123R, “Accounting for Stock-Based Compensation.” The company’s results for the first quarter of 2005 did not have a comparable charge.

“With the successful deployment of our MirrorBit technology into both the high-end cellular phone and high-density embedded market segments, we improved financially year over year and achieved another sequential quarter of gross margin improvement,” said Bertrand Cambou, president and chief executive officer of Spansion. “The deployment of MirrorBit technology is expanding due to strong customer acceptance of our latest Flash solutions. Looking forward, we are well positioned to capitalize on our product and technology leadership and intensely focused on operational efficiency and management of our capital.”

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	BenQ/Siemens, Cisco, Lenovo and Samsung all awarded the company their best supplier awards for 2005 in the first quarter, demonstrating our continued progress in serving our customers.

•	QUALCOMM, the leading developer and innovator in CDMA, has agreed to pre-validate MirrorBit™ NOR and ORNAND™ memory solutions. Through the QUALCOMM collaboration, Spansion will offer customers compatible memory solutions that help streamline the development process for handset designers.

•	Spansion has also licensed the ARM7TDMI-S™ processor and the SecurCore™ SC100™ processor from ARM. Spansion plans to integrate the ARM® processor with its MirrorBit™ Flash memory on a single die, expanding its Logic-on-Flash solutions for secure, high-performance wireless applications.

•	Spansion announced plans for its MirrorBit™ HD-SIM solution to enable 1,000 times the storage capacity for mobile content distribution and management This new class of secure, high-capacity SIM-card chips combines MirrorBit™ ORNAND™ products at 90nm (nanometers) with M-Systems’ cryptography, logic and Flash file-system technology.

CURRENT OUTLOOK

Spansion’s outlook statements for the second quarter of 2006 are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

•	Spansion expects revenue to be in the range of $590-$620 million.

•	Spansion expects sales of MirrorBit technology-based products, as a percentage of total net sales, to increase.

•	The strength of the industry, combined with the traction of MirrorBit technology, positions the company well to reach profitability in the second half of 2006.

Investor Conference Call

Spansion will host a conference call today, April 12, 2006, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available for seven days following the call by dialing (888) 203-1112 using the passcode 6014071 and will also be accessible on the company’s investor relations web site at www.spansion.com.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future deployment of MirrorBit technology, the company’s ability to capitalize on its product and technology leadership and its operational efficiency. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; that customer acceptance of MirrorBit technology will not continue to increase; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND architecture-based Flash memory products for their applications; that there will be a lack of customer acceptance of MirrorBit ORNAND architecture-based Flash memory products; that the company will lose one or more significant customers; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to timely and cost-effectively design and implement an enterprise-wide information system; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company will not be able to reduce expenses; that the company will not achieve its current product and technology introduction or implementation schedules; that the company will not be able to meet customer demand during cyclical industry or economic downturns; that competitors will introduce new memory technologies that render the company’s Flash memory products uncompetitive or obsolete; and that the company’s book-to-bill ratio will not be an accurate indicator of future sales. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 25, 2005.

About Spansion

Spansion (NASDAQ: SPSN) is the world’s largest pure-play provider of Flash memory solutions, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics markets. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to developing, designing, and manufacturing Flash memory products and systems. For more information, visit www.spansion.com.

Spansion, the Spansion logo, MirrorBit, ORNAND, and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.749.2278

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.749.5331

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Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Mar. 26, 2006 (Unaudited)	Dec. 25, 2005 (Unaudited)	Mar. 27, 2005 (Unaudited)
Net sales	$561,929	$591,596	$433,189
Cost of sales	452,973	497,459	436,686

Gross profit	108,956	94,137	(3,497)
Other expenses:
Research and development	84,573	75,749	71,379
Marketing, general and administrative	62,421	55,127	36,099

Operating loss	(38,038)	(36,739)	(110,975)
Interest and other income, net	5,979	677	1,285
Interest expense	(18,794)	(11,458)	(11,135)

Loss before income taxes	(50,853)	(47,520)	(120,825)
Provision (benefit) for income taxes	1,024	8	(11,983)

Net loss	$(51,877)	$(47,528)	$(108,842)

Net loss per common share

Basic and diluted	$(0.40)	$(0.63)	$(1.50)

Shares used in per share calculation

- Basic and diluted	128,146	75,604	72,549

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Mar. 26, 2006	Dec. 25, 2005*
	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$449,917	$725,816
Accounts receivable, net	411,532	418,642
Inventories	476,470	460,143
Deferred income taxes	15,949	34,452
Prepaid expenses and other current assets	42,434	33,789

Total current assets	1,396,302	1,672,842

Property, plant and equipment, net	1,581,353	1,587,763
Deferred income taxes	7,923	7,128
Other assets	33,562	34,232

Total Assets	$3,019,140	$3,301,965

Liabilities and Members’ Capital/Stockholders’ Equity

Current liabilities:
Note payable to banks under revolving loans	$42,551	$43,020
Accounts payable and accrued liabilities	364,578	460,892
Accrued compensation and benefits	60,383	51,534
Income taxes payable	8,609	13,058
Deferred income on shipments to distributors	26,790	31,901
Current portion of long-term debt and capital lease obligations	116,714	190,535

Total current liabilities	619,625	790,940

Deferred income taxes	11,111	29,498
Long-term debt and capital lease obligations	487,405	526,058
Other long-term liabilities	26,013	33,492

Members’ capital/stockholders’ equity	1,874,986	1,921,977

Total liabilities and members’ capital/stockholders’ equity	$3,019,140	$3,301,965

*	Derived from the December 25, 2005 audited financial statements of Spansion Inc.